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                                                                   EXHIBIT 10.15

[OBJECTSWITCH LOGO]


__________ __, 2000


Optionee - Officer
[Address]

          RE: OPTIONS UNDER 1996 & 1998 STOCK PLANS

Dear Optionee:

          We are pleased to inform you that on February 4, 2000, the Board of Directors adopted a policy of accelerated vesting following a Change in Control, as defined in the Company's 1996 & 1998 Stock Plans. The following provision is now incorporated into your option:

          If (i) the Company is subject to a Change in Control before the Optionee's Service terminates, (ii) the Right of Repurchase is assigned to the acquiring entity or to its parent or subsidiary and (iii) there is an Involuntary Termination of Optionee's Service within twelve (12) months following the Change in Control, the Right of Repurchase shall automatically lapse and all of Optionee's Shares shall become vested.

          "INVOLUNTARY TERMINATION" means the termination of the Service of any individual which occurs by reason of: such individual's involuntary dismissal or discharge by the Company for reasons other than Misconduct, or Optionee's voluntary resignation following (A) a change in his or her position with the Company which materially reduces his or her level of responsibility (but not a change resulting solely from the fact that the Company is no longer an independent company), (B) a reduction in his or her level of cash compensation (including base salary and participation in cash bonus or cash incentive program), but not the substitution of substantially equivalent compensation or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without the individual's consent.

          "MISCONDUCT" means the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely



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__________ __, 2000

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     affecting the business or affairs of the Company (or any Parent or
     Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Company (or any Parent or Subsidiary).

          Notwithstanding anything to the contrary contained herein, in the event that the Company is a party to a merger or consolidation, outstanding options of the Optionee shall not be subject to cancellation without payment of any consideration.

          Miscellaneous. This Agreement shall be binding upon the Company, its successors and assigns (including, without limitation, the surviving entity or successor party resulting from the Change in Control) and shall be construed and interpreted under the laws of the State of California. This Agreement supersedes all prior agreements between you and the Company relating to the subject matter hereof. The Option Agreement shall remain in full force and effect except to the extent necessary to give effect to the terms of this letter agreement.

          Please attach this letter amending your option to the agreement evidencing your option.


Very truly yours,

Greg Straughn
Vice President Finance & Operations